Exhibit 99.1

Revett Minerals Provides 2012 Financial Results and Update on Other Corporate Matters

Spokane Valley, Washington, March 11, 2013; Revett Minerals Inc. (NYSE MKT: RVM / TSX: RVM) (“Revett” or the “Company”) is pleased to announce its consolidated operating and financial results for the year ended December 31, 2012. The financial results are based on US GAAP unless otherwise indicated and all currencies are in United States dollars unless otherwise indicated.

2012 Year End Results Summary:

  For the full year of 2012, net cash from operations(1) was $18.7 million compared to $28.2 million for 2011.

  The Company’s working capital increased to $28.7 million compared to working capital of $27.8 million at the end of 2011.

  Cash and short term investments on hand increased to $28.3 million, a 12% increase over cash on hand of $25.2 million as of December 31, 2011.

  Adjusted EBITDA(2) for the year ended December 31, 2012 was $9.7 million compared to $20.6 million for 2011.

  Silver production for the full year of 2012 was 1,112,089 ounces compared to 1,291,009 ounces for the full year of 2011. Copper production for the full year of 2012 was 7,555,215 pounds compared to 10,651,495 pounds for the full year of 2011.

  Replaced reserves equivalent to 100% of Troy Mine annual production, resulting in an eight year mine life at past production rates.

Consolidated Financial Results

Total revenue for 2012 decreased by 16% to $59.2 million compared to $70.1 million during 2011. Net income for the year was $4.1 million or $0.12 per share, compared to a net income of $13.5 million or $0.36 per share for 2011. The decrease in revenues resulted mainly from lower overall silver and copper production. The most significant events affecting operations at the Troy Mine in 2012 was limited access to our main producing areas in the first quarter due to unusually high spring runoff, and the suspension of mining activities late in the fourth quarter because of unstable and unsafe ground conditions. The Company is currently working on plan to safely resume production in the second quarter of 2013.

Cost of sales increased slightly in 2012 by 1% compared to 2011. This increase was primarily due to higher bio-diesel fuel prices, increased labor costs and higher repairs and maintenance costs.

Selected Financial Highlights:

	2012	2011
Net Cash from Operations (1)	$18.7m	$28.2m
Revenue	$59.2m	$70.1m
Working Capital	$28.7m	$27.8m
Adjusted EBITDA(2)	$9.7m	$20.6m
Net Income (before deferred taxes)	$5.9m	$17.5m
Net Income	$4.1m	$13.5m
EPS (basic)	0.12	0.36
EPS (fully diluted)	0.10	0.31
Cash & short term investments	$28.3m	$25.2m

1.

Net cash from operations is before capital expenditures and exploration and is a non GAAP measure. The Company believes that net cash from operations is a benchmark for performance and is well understood and widely reported in the mining industry.

2.

Adjusted EBITDA is a non GAAP measure in which standard EBITDA (earnings before interest, taxes, depreciation and amortization) is adjusted for stock based compensation, foreign exchange gains or losses, and non-recurring items

Troy Operating Summary

The Troy Mine had mill throughput in 2012 of 1,194,871 tons of ore, averaging 3,588 tons per day compared to 3,957 tons per day for the full year of 2011. Silver production for 2012 was 1.1 million ounces and copper production was 7.5 million pounds.

Selected Operating Highlights:

	2012	2011
Tons milled	1,194,871	1,416,572
Tons milled per day	3,588	3,957
Copper Grade	0.38%	0.46%
Copper Recovery	82.53%	82.02%
Copper Production (pounds)	7,555,215	10,651,495
Copper Sold (payable pounds)	7,304,096	10,157,018
Silver Grade (ounces per ton)	1.08	1.07
Silver Recovery	86.08%	84.85%
Silver Production (ounces)	1,112,089	1,291,009
Silver Sold (payable ounces)	1,010,752	1,136,843

Troy Mine Operating Costs and Inventory

The table below summarizes final cash costs and concentrate inventory for the full year ended December 31, 2012.

	2012				2012	2011
Cash Cost(3)	Q1	Q2	Q3	Q4
Direct Operating Cost (US$/st)	33.86	31.25	33.41	42.91	34.59	30.41
By-Product Basis (payable)(3)
- Silver (US$/oz) or,	$9.23	$13.45	$8.92	$34.8	$13.90	$5.14
- Copper (US$/lb)	$0.47	$1.61	$0.50	$4.04	$1.25	$0.97
Co-Product Basis (payable)(3)
- Silver (US$/oz) and,	$20.94	$20.32	$19.77	$34.23	$22.31	$17.49
- Copper (US$/lb)	$2.34	$2.58	$2.27	$3.93	$2.60	$2.21
Concentrate Inventory
- Dry Short Tons	304	212	192	163	163	457
- Silver (oz)	30,857	16,725	16,621	14,958	14,958	41,739
- Copper (lb)	222,131	145,872	129,245	121,558	121,558	339,712
Net Cash from Operations(1)	$7.5m	$3.5m	$7.5m	$0.2m	$18.7m	$28.2m
1.

Net cash from operations is before capital expenditures and exploration and is a non GAAP measure. The Company believes that net cash from operations is a benchmark for performance and is well understood and widely reported in the mining industry.

2.

All cash costs include direct mine site costs along with smelting, refining and transportation charges. Values used to off-set (by-product credit basis) or allocate (co-product basis) cash costs are realized prices based on all invoices issued during the month. Cash costs per payable ounce of silver or payable pound of copper is a non GAAP measure. The Company believes that, in addition to cost of sales, cash costs per ounce and per pound are a useful and complementary benchmark for performance and is well understood and widely reported in the mining industry. However, cash costs per ounce does not have a standardized meaning prescribed by US GAAP. Investors are cautioned that cash costs per ounce or per pound should not be construed as an alternative to cost of sales determined in accordance with US GAAP as an indicator of performance. The Company's method of calculating cash costs per ounce or per pound may differ from the methods used by other entities and, accordingly, the Company's cash costs per ounce or per pound may not be comparable to similarly titled measures used by other entities.

Rock Creek Permitting

The U.S. Forest Service, as lead agency, is working to complete a Supplemental Environmental Impact Statement (SEIS) which is expected to be released for public comment midyear 2013. When issued, the SEIS, together with the Biological Opinion that was upheld by the Ninth Circuit Court of Appeals in November 2011, will form the basis of a reissued Record of Decision. In addition, the Company is in the process of obtaining additional supporting permits, including an individual MPDES discharge permit for road upgrades and storm water management for phase 1 of the project.

Other Matters

Adoption of Advance Notice By-Law

On March 7, 2013 the Company’s Board of Directors approved an amendment to its by-laws to include advance notice provisions, the purpose of which is to require that advance notice be provided to the Company in circumstances where nominations of persons for election to the board of directors of the Company are made by shareholders other than pursuant to the requisition of a meeting or a shareholder proposal in accordance with the Canadian Business Corporations Act.

Among other things, the by-law amendment fixes a deadline by which shareholders must provide notice to the Company of nominations for election to the board. The notice must include all information that would be required to be disclosed in a dissident proxy circular in connection with the solicitations of proxies for the election of directors under applicable corporate and securities laws relating to the shareholder making the nominations (as if such shareholder were a dissident soliciting proxies) and each person that such shareholder proposes to nominate for election as a director. In addition, the notice must provide information as to the shareholdings of the shareholder making the nominations, confirmation that the proposed nominees meet the qualifications of directors and residency requirements imposed by corporate law, and confirmation as to whether each proposed nominee is independent for the purposes of National Instrument 52-110. The deadline by which the notice must be delivered to the Company is set forth in the table below.

Meeting Type	Nomination Deadline
Annual meeting of shareholders

Either (a) no fewer than 30 days and no more than 65 days prior to the date of the meeting or (b) no more than 10 days after the date of the first public filing or announcement of the date of the meeting, if the meeting is called for a date that is fewer than 50 days after the date of such public filing or announcement.

Special meeting of shareholders (which is not also an annual meeting)	No more than 15 days after the date of the first public filing or announcement of the date of the meeting.

The by-law amendment is effective immediately. In accordance with Canada Business Corporations Act, the amendment will be subject to confirmation by shareholders at the Company’s next shareholder meeting. The amendment will apply to that meeting, unless it is not confirmed by shareholders. The amendment, containing the full details of the advance notice provisions, is being filed under the Company’s profile on SEDAR at www.sedar.com.

Societe Generale Credit Facility

In December 2011, the Company entered into a revolving credit agreement. The facility, which was initially a $20 million facility, is subject to interest at the London Interbank Offered Rate (“LIBOR”) plus 350 basis points for an initial three year term. On February 28, 2013, based primarily upon the suspension of mining operations at the Troy Mine, the Company and Societe Generale agreed to suspend the facility for an initial six month period. There has been no draw down on the facility and no silver or copper hedging is currently in place.

John Shanahan, President and CEO noted, “Despite the difficulties we have recently encountered at the Troy Mine, we remain focused on our goal of being the safest and best operator we can be at Troy, and to bringing the Rock Creek Project to fruition. We have both the financial resources and experienced workforce to meet our goals. We thank our shareholders, our employees, and the communities of northwest Montana for their patience and support.”

As previously announced, a conference call to discuss 2012 financial results is scheduled for Tuesday, March 12, 2013 at 11:30 am (Eastern Daylight Time). To join the conference call dial 1 (888) 231-8191 or 1 (647) 427-7450 internationally. The conference call and all questions and answers will be recorded and made available until March 19, 2013. To listen to the recording, call toll free 1 (855) 859-2056 or 1 (416) 849-0833 and enter the access code 92049271.

About Revett
Revett, through its subsidiaries, owns and operates the producing Troy Mine in Lincoln County, Montana and development-stage Rock Creek Project located in Sanders County, Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project form the basis of our plan to become a premier mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact: Monique Hayes, Corporate Secretary/Director Investor Relations at: (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking information" within the meaning of applicable Canadian securities legislation and "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "expects", or "does not expect", "is expected", "is not expected", "budget", "plans", "schedule", "estimates", "forecasts", "intends", "anticipates", "or does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will", "occur" or "be achieved". Forward-looking statements contained in this news release include but are not limited to statements with respect to estimated mine life and the Company’s expectation that Troy Mine operations will resume in the second quarter of 2013. Actual Results at the Troy Mine will depend upon the results of the assessments conducted, the views of MSHA and decisions made by management having regard to the nature of the geotechnical conditions and the safety of the Revett Employees. Actual results at Rock Creek could be affected by additional legal challenges and permitting for the Rock Creek project as well as those factors discussed in the section entitled "Risk Factors" in the Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett does not undertake to update any forward-looking statements except as required under applicable securities laws.